Exhibit 10.1

Execution Version

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of October 24, 2013, is among LONE PINE RESOURCES INC., a Delaware corporation (the “Parent”), LONE PINE RESOURCES CANADA LTD., a corporation amalgamated under the laws of the Province of Alberta, Canada (“Borrower”), the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Administrative Agent.

W I T N E S S E T H:

In consideration of the mutual promises herein contained and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1.                Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Act” is defined in Section 10.15.

“Administration Charge” has the meaning ascribed thereto in the Initial CCAA Order.

“Administrative Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as administrative agent for the Lenders hereunder, and any successor thereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Currency” is defined in Section 2.20(a).

“Agreement” means this Credit Agreement, as it may be amended, supplemented, restated or otherwise modified and in effect from time to time.

“Applicable Lending Office” means, for each Lender, such office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify in writing to the Administrative Agent and Borrower as the office by which its Loans are to be made and/or issued and maintained.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently set forth in the Register, giving effect to any assignments made in accordance with Section 10.4 or any increases or decreases in Commitments made in accordance with this Agreement.

“Applicable Rate” means the Canadian Prime Rate, plus 5.00%.

“Arranger” means J.P. Morgan Securities LLC.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in substantially the form approved by the Administrative Agent.

“Authorized Officer” means, with respect to any Person, the Chief Executive Officer, the President, any Vice President or the Treasurer of such Person or any other officer of such Person duly authorized to contractually bind such Person specified as such to the Administrative Agent in writing by any of the aforementioned officers of such Person.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Borrower” is defined in the preamble.

“Borrowing Request” means a request by Borrower for a Borrowing in accordance with Section 2.3, in substantially the form provided under the Existing Credit Facility or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Toronto, Canada, Calgary, Canada, and Montreal, Canada are authorized or required by law to remain closed.

“Canadian Dollars” or “C$” or “$” or “Dollar” refers to lawful money of Canada.

“Canadian Prime Rate” means the greater of (a) the per annum floating rate of interest established from time to time by the Administrative Agent as the base rate the Administrative Agent will use to determine rates of interest on Canadian Dollar loans to its customers in Canada, (b) the per annum floating rate of interest established from time to time by the Reference Lender as the base rate the Reference Lender will use to determine rates of interest on Canadian Dollar loans to its customers in Canada, and (c) the sum of (i) the discount rate expressed as a rate of interest per annum payable to the purchasers of thirty-day bankers’ acceptances, duly accepted by the Administrative Agent, as established by the Administrative Agent and (ii) 100 basis points.  Without notice to Borrower or any other Person, the Canadian Prime Rate shall change automatically from time to time as and in the amount by which said prime rate shall fluctuate.  The Canadian Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent may make commercial loans and other loans at rates of interest at, above or below the Canadian Prime Rate.  For purposes of this Agreement, any change in any interest rate due to a change in the Canadian Prime Rate shall be effective on the date such change in the Canadian Prime Rate is announced.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Flow Model” means a rolling 13-week cash forecast of receipts and disbursements not materially inconsistent with the cash flow forecast provided to the Administrative Agent as of September 23, 2013, and in form and substance reasonably satisfactory to the Administrative Agent.

“Casualty Event” means any loss, casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Collateral having a fair market value in excess of C$500,000 (or its equivalent in other currencies).

“CCAA Court” means the court overseeing the Insolvency Proceedings in Canada.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any Applicable Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import.

“Collateral” means all present and after-acquired property of each of the Loan Parties over which a Lien has been granted to the Administrative Agent and the Lenders pursuant to the DIP Charge.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4, and (c) terminated pursuant to Sections 8.2 or 8.3.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.1, or in the Register following any Assignment and Assumption to which such Lender is a party.  The initial aggregate amount of the Commitments of the Lenders is C$10,000,000.

“Commitment Fee” is defined in Section 2.11(a).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Loans.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Borrower, the Administrative Agent or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or such other Lender’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become insolvent or bankrupt.

“DIP Charge” means the Lien(s) granted in favour of the Administrative Agent and the Lenders under the Initial CCAA Order in respect of the Loan Documents, the Loans and the other Obligations.

“Effective Date” means the date on which the conditions specified in Section 4.1 and Section 4.2 of this Agreement are satisfied (or waived in accordance with Section 10.2 of this Agreement).

“Effectiveness Notice” means a notice and certificate of Borrower properly executed by an Authorized Officer of Borrower, addressed to the Lenders and delivered to the Administrative Agent whereby Borrower certifies satisfaction and/or waiver of all the conditions precedent to the effectiveness under Section 4.1 and Section 4.2 of this Agreement.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, binding directives or directions or legally binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the environment, preservation or reclamation of natural resources, environmental contamination or pollution, the management, handling, Release or threatened Release of, or exposure to, any Hazardous Material or, to the extent relating to human exposure to Hazardous Materials, health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including, any liability for damages, costs of environmental investigation, Remedial Action, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of or liability under any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment, or (e) any contract, agreement or other legally binding consensual arrangement pursuant to which liability is assumed by or imposed on any Loan Party or its Subsidiaries with respect to any of the foregoing.

“Equity Interests” means shares of the capital stock, partnership interests, membership interest in a limited liability company, beneficial interests in a trust or other equity interests in any Person or any warrants, options or other rights to acquire such interests.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income, capital or franchise taxes imposed on (or measured by) its net income or capital by the federal, or any provincial, government of Canada, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the federal, or any provincial, government of Canada, the United States or any of its political subdivisions, or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender.

“Existing Credit Facility” means the credit agreement dated as of March 18, 2011 (as amended to the date hereof) among the Borrower, JPMorgan Chase Bank, N.A., as the Global Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as the Canadian Administrative Agent, the other agents party thereto, and the lenders party thereto, as it may be amended, supplemented, restated or otherwise modified and in effect from time to time.

“Existing Hedging Agreements” means (a) the ISDA master agreement (and schedule) dated August 15, 2011, by and between J.P. Morgan Commodities Canada Corporation and the Borrower; (b) the ISDA master agreement (and schedule) dated May 27, 2011, by and between Canadian Imperial Bank of Commerce and the Borrower; (c) the ISDA master agreement (and schedule) dated May 27, 2011, by and between The Bank of Nova Scotia and the Borrower; (d) the ISDA master agreement (and schedule) dated July 7, 1999, by and between Bank of Montreal and the Borrower.

“Financing Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof.

“Foreign Lender” means any Lender that is a non-resident in Canada for purposes of the Income Tax Act (Canada), other than a resident of the U.S. for purposes of the Canada-United States Income Tax Convention that is entitled to the benefits of such income tax convention with regard to any amounts that may become payable to it under the Loan Documents.  For purposes of this definition, Canada and each province thereof shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States or, if generally accepted accounting principles of the United States are no longer required, Canada.

“Governmental Approval” means (a) any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, or with, (b) any required notice to, (c) any declaration of or with, or (d) any registration by or with, any Governmental Authority.

“Governmental Authority” means the governments of Canada and the United States of America, any other nation, sovereign or government, any state, province or territory or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereafter in effect.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, net worth, working capital or earnings of any Person or any production or revenues generated by (or any capital or other expenditures incurred in connection with the acquisition and exploitation of, exploration for, development of or production from) any Hydrocarbons, or a guarantee of the payment of dividends or other distributions upon the Equity Interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including causing a bank, surety company or other financial institution or similar entity to issue a letter of credit, surety bond or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Guarantors” means collectively, the Parent and each Restricted Subsidiary of Borrower that executes and delivers a Guaranty from time to time.

“Guaranty” means (a) the Guaranty made by Parent in favor of the Administrative Agent substantially in the form provided in connection with the Existing Credit Facility, (c) the Guaranty made by Wiser I in favor of the Administrative Agent substantially in the form provided in connection with the Existing Credit Facility, (d) the Guaranty made by Wiser II in favor of the Administrative Agent substantially in the form provided in connection with the Existing Credit Facility, and (e) any other Guaranty delivered pursuant to the Loan Documents by any Restricted Subsidiary substantially in the form provided in connection with the Existing Credit Facility, in each case as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement and the Loan Documents.  The term “Guaranties” shall include (i) the Guaranty described in clauses (a) - (e) above and (ii) each and every Guaranty executed and delivered hereunder.

“Hazardous Material” means all contaminants, pollutants, wastes, explosive or radioactive substances regulated by a Governmental Authority pursuant to Environmental Laws, and all hazardous or toxic substances, including petroleum or petroleum distillates or byproducts, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature that are defined as hazardous or deleterious under, or regulated or listed pursuant to, any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, whether or not such agreement contemplates physical delivery of commodities or is considered “financial”, which agreement is entered into for managing, mitigating or eliminating risks relating to commodity price fluctuations, between Borrower or its Restricted Subsidiaries and any Person.

“Highest Lawful Rate” is defined in Section 10.13(b).

“Hydrocarbon Interests” means all rights, titles and interests in and to oil and gas leases, oil, gas and mineral leases, other Hydrocarbon leases, mineral interests; mineral servitudes, overriding royalty interests, royalty interests, net profits interests, production payment interests, and other similar interests.

“Hydrocarbons” means, collectively, oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons and related minerals and all products therefrom, in each case whether in a natural or a processed state.

“Income Tax Act (Canada)” means the Income Tax Act (Canada) and regulations promulgated thereunder, as amended from time to time.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person with respect to any arrangement, directly or indirectly, whereby such Person or its Subsidiaries shall sell or transfer any material asset, and whereby such Person or any of its Subsidiaries shall then or immediately thereafter rent or lease as lessee such asset or any part thereof, (k) all recourse and support obligations of such Person or any of its Subsidiaries with respect to the sale or discount of any of its accounts receivable, and (l) all obligations of such Person with respect to Production Payments sold by such Person or any prepayments for oil and gas production or other similar agreements; provided, however, that, with respect to determining the amount of Indebtedness under clause (a) or clause (b) above, any application of Financial Accounting Standard Nos. 133, 137, 138 and 143 which would have the effect of increasing or decreasing the principal amount of any obligation for borrowed money shall be disregarded.  The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” is defined in Section 10.3(b).

“Information” is defined in Section 10.12.

“Initial CCAA Order” the initial order of the Court issued pursuant to the provisions of the Companies’ Creditors Arrangement Act (Canada) dated September 25, 2013.

“Insolvency Proceedings” means the proceedings commenced under the Companies’ Creditors Arrangement Act (Canada) pursuant to the Initial Order and includes any related proceedings under the courts of the United States of America.

“Interest Payment Date” means the last day of each month.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business) or (c) the entering into of any Guarantee of Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Judgment Currency” is defined in Section 2.20(b).

“Lender Affiliate” means, with respect to any Lender, (a) an Affiliate of such Lender or (b) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing,

holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, collateral assignment or security interest in, on or of such asset, including encumbrances created by the posting of a letter of credit, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, however, that, with respect to any prohibitions of Liens on Property, the following transactions shall not be deemed to create a Lien to secure Indebtedness: (i) Production Payments and (ii) liens required by statute and created in favor of any Governmental Authority to secure partial, progress, advance, or other payments intended to be used primarily in connection with air or water pollution control.

“Loan Document” means (a) this Agreement, the Guaranties, any Borrowing Request, any election notice, any agreement with respect to fees described in Section 2.11, and (b) each other agreement, document or instrument delivered by Borrower or any other Loan Party in connection with this Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“Loan Parties” means Parent, Borrower, each Guarantor and, after the date of this Agreement, any other Affiliate or Restricted Subsidiary of Borrower that executes a Loan Document, for so long as such Loan Document is in effect.

“Loans” means the loans made by the Lenders to Borrower pursuant to this Agreement.

“Material Adverse Change” means a material change which has, or is reasonably likely to cause, a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, Properties, operations or condition, financial or otherwise, of Parent and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents taken as a whole, or (c) the rights of or benefits available to the Lenders under any of the Loan Documents, as the case may be.

“Maturity Date” means March 25, 2014.

“Moody’s” means Moody’s Investors Service, Inc.

“Obligations” means, at any time, the sum of (a) the aggregate Credit Exposure of the Lenders under the Loan Documents plus (b) all accrued and unpaid interest and fees owing to the Lenders under the Loan Documents plus (c) all other obligations (monetary or otherwise) of Parent, Borrower or any Restricted Subsidiary to any Lender or the Administrative Agent, whether or not contingent, arising under or in connection with any of the Loan Documents.

“OFAC” is defined in Section 3.14.

“Oil and Gas Properties” means the Hydrocarbon Interests; any Property now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, joint venture agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, profits á prendre, hereditaments, appurtenances and any Property in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, Property, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, water wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organic Documents” means, relative to any Person, its articles of organization, formation or incorporation (or comparable document), its by-laws or operating agreement and all partnership agreements, limited liability company or operating agreements and similar arrangements applicable to ownership.

“Other Currency” is defined in Section 2.20(a).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies imposed by a Governmental Authority in Canada or the U.S. arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent” is defined in the preamble.

“Participant” is defined in Section 10.4(e).

“Permitted Encumbrances” means:

(a)           Liens created under the Initial CCAA Order (including the DIP Charge);

(b)           Liens in respect of the Existing Credit Facility and the Existing Hedging Agreements;

(c)           Liens that are existing and validly perfected on the Effective Date in respect of purchase-money security interests, Capital Lease Obligations and mortgages over real property of a Loan Party;

(d)           easements, deed or zoning restrictions, permitting and operating restrictions, rights-of-way and similar encumbrances on real property imposed by any Governmental Rule or arising in the ordinary course of business that do not secure any Indebtedness and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower or any of its Restricted Subsidiaries;

(e)           Liens consented to in writing in advance by the Required Lenders; and

any extension, renewal or replacement of the foregoing, provided that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or Property (other than a substitution of like Property).

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or Canada or any province thereof (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States or Canada), in each case maturing within 90 days from the date of acquisition thereof;

(b)           Investments in commercial paper (i) rated A-1, P-1, R-1 low or A-1 or better by S&P, Moody’s, or DBRS Limited, respectively, maturing not more than 90 days from the date of acquisition thereof or (ii) rated A-2 or better (but less than A-1) or P-2 or better (but less than P-1) by S&P or Moody’s, respectively, maturing not more than 30 days from the date of acquisition thereof;

(c)           Investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 90 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or Canada or any province thereof which has a combined capital and surplus and undivided profits of not less than U.S.$500,000,000 or is a Schedule I Lender; and

(d)           deposits in money market funds investing exclusively in (a), (b) or (c) above.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Principal Amount” means, for each Loan, the outstanding principal amount thereof.

“Principal Office” means the principal office of the Administrative Agent, which on the date of this Agreement is located at 200 Bay Street, Floor 18, Royal Bank Plaza, South Tower, Toronto, Ontario M5J 2J2 Canada.

“Production Payment” means a production payment obligation (whether volumetric or dollar denominated) of Borrower or any of its Restricted Subsidiaries which are payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Reference Lender” means The Toronto-Dominion Bank.

“Register” has the meaning set forth in Section 10.4(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, respond to or in any other way address Hazardous Materials Released into the environment; or (ii) perform pre-remedial and post-remedial studies and investigations and post-remedial operation and maintenance activities.

“Required Lenders” means, at any time, the Lenders having in the aggregate at least 66 2/3% of the aggregate total Commitments under the Loan Documents, or, if the Commitments have been terminated, Lenders holding at least 66 2/3% of the aggregate unpaid principal amount of the outstanding Credit Exposures of all the Lenders; provided that the Loans and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property, real, personal or mixed) with respect to any Equity Interests in Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other Property, real, personal or mixed), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of Borrower or Parent, as the context requires, that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s and any successor thereto that is a nationally-recognized rating agency.

“Schedule I Lender” means a Lender which is a Canadian chartered bank listed on Schedule I to the Bank Act (Canada), as amended from time to time.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower or Parent, as the context requires.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“Unrestricted Subsidiary” means any Subsidiary of Borrower or Parent, as the context requires, that is not a Restricted Subsidiary or which Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 1.3 and all subsidiaries of such Person.  As of the date of this Agreement, the Unrestricted Subsidiaries are designated on Schedule 3.9 as such.

“Unutilized Commitment” means, at the time of determination, the amount by which (a) the amount of the aggregate Commitments at such time, exceeds (b) the amount of the aggregate Credit Exposure of the Lenders at such time.

“Upfront Fee” is defined in Section 2.11(c).

“United States Dollars” or “U.S.$” refers to lawful money of the United States.

“Wiser I” means Wiser Delaware LLC, a Delaware limited liability company.

“Wiser II” means Wiser Oil Delaware, LLC, a Delaware limited liability company.

SECTION 1.2.                Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, provided such successors and assigns are permitted by the Loan Documents, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.3.                Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a)           Unless designated as an Unrestricted Subsidiary on Schedule 3.9 as of the date of this Agreement, any Person that becomes a Subsidiary of Borrower or Parent or any of their Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b)           Borrower or Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of Borrower and Parent and their Restricted Subsidiaries contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default would exist, and (iii) Borrower complies with the requirements of Sections 5.12 and 5.14.

ARTICLE II
THE CREDITS

SECTION 2.1.                Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans in Canadian Dollars to Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Credit Exposure of any Lender exceeding the Commitment of such Lender, or (ii) the aggregate amount of the Credit Exposure of all Lenders exceeding the aggregate amount of the Commitments of the Lenders.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Loans. Notwithstanding the foregoing or any other provision hereof, the Administrative Agent shall have the right to establish reserves against the availability of Loans under this Agreement in respect of amounts that are owing by the Loan Parties to other Persons if the Administrative Agent is not satisfied, in its sole discretion, that the DIP Charge has priority over all Liens, rights and claims of such Person(s) against the Collateral, save and except for such amounts that are secured by Permitted Encumbrances.

SECTION 2.2.                Loans.

(a)           Each Loan shall be made by the Lenders ratably in accordance with their respective Applicable Percentages.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           At the time that each Loan is made, such Loan shall be in an aggregate amount that is an integral multiple of C$500,000 and not less than C$500,000; provided that a Loan may be in an aggregate amount that is equal to the entire Unutilized Commitment, if less.

SECTION 2.3.                Requests for Loans.  To request a Loan, Borrower shall notify the Administrative Agent of such request by telephone not later than noon, Toronto time, on the date of such proposed Loan.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request executed by an Authorized Officer of Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i)            the aggregate amount of the requested Loan (which amount will be in Canadian Dollars as required pursuant to the last sentence of this Section 2.3); and

(ii)           the date of such Loan, which shall be a Business Day.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan (which shall be made in Canadian Dollars) to be made.

SECTION 2.4.                [Intentionally Omitted].

SECTION 2.5.                Funding of Loans.

(a)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Toronto time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, which Loan shall be in Canadian Dollars.  The Administrative Agent will make such Loans available to

Borrower by promptly crediting the amounts so received, in like funds, to an account of Borrower maintained with the Administrative Agent in Toronto.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the costs incurred by the Administrative Agent for making such Lender’s share of such Borrowing or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrower, the Applicable Rate.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan.

SECTION 2.6.                [Intentionally omitted].

SECTION 2.7.                [Intentionally Omitted].

SECTION 2.8.                Termination and Reduction of Commitments.

(a)           Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)           Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of C$500,000 and not less than C$500,000 and (ii) Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the aggregate Credit Exposure of the Lenders would exceed the aggregate Commitments of the Lenders.

(c)           Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least two (2) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among each of the Lenders in accordance with each such Lender’s Applicable Percentage.

SECTION 2.9.                Repayment of Loans; Evidence of Debt.

(a)           Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraphs (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by one or more promissory notes.  In such event, Borrower shall prepare, execute and deliver to such Lender promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns and in a form approved by the Administrative Agent).  Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).

(f)                                   At the option of the Lenders, the Borrower shall repay the Obligations with 100% of:

(i)                                     net cash proceeds in excess of C$500,000 (whether individually or in the aggregate) in respect of asset dispositions outside of the ordinary course of business, and

(ii)                                  debt or extraordinary receipts (which extraordinary receipts may include, without limitation, tax refunds, indemnity payments, pension reversions, and insurance proceeds (unless, in respect of insurance proceeds, such proceeds are used to repair or replace the applicable property within 120 days of receipt of such proceeds)) in excess of C$500,000 (whether individually or in the aggregate), with such proceeds to be applied as follows:

(i)                                     in the case of proceeds other than from asset dispositions made by a Subsidiary, to repay the Obligations and permanently reduce the Commitments by the amount of such repayment that is used to repay the Principal Amount of outstanding Loans; and

(ii)                                  in the case of proceeds from asset dispositions made by a Subsidiary, to be paid into escrow; provided that (A) the escrowed funds shall remain subject to the DIP Charge, (B) the escrowed funds shall only be distributed as directed by the Court in connection with the Insolvency Proceedings, and (C) no other creditor or shareholder shall be entitled to receive all or any part of such escrowed funds unless and until the Obligations have been repaid in full and the Commitments cancelled.

SECTION 2.10.                                        Prepayment of Loans.

(a)                                 Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to the requirements of this Section.

(b)                                 Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m., Toronto time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid (which amount shall be in a minimum principal amount of C$500,000 (or the aggregate amount of the Obligations hereunder at such time), and in C$500,000 increments in excess thereof (or such other lesser amount in excess thereof in the event that prepayment is with respect to all Obligations hereunder)); provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.8, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.8  Promptly following receipt of any such notice relating to a Loan, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Loan as provided in Section 2.2.  Each prepayment of a Loan shall be applied ratably.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and by any other amounts then due under this Agreement.

SECTION 2.11.                                        Fees.

(a)                                 Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at 0.75% on the daily amount equal to the Applicable Percentage of such Lender of the Unutilized Commitment.  Accrued Commitment Fees shall be payable in arrears on the last day of each month and on the date on which the Commitments terminate, commencing on the first such date to occur after the date of this Agreement; provided that any Commitment Fees accruing after the date on which the Commitments terminate shall be payable on demand. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 [Intentionally Omitted].

(c)                                  Borrower agrees to pay to the Administrative Agent and/or the Arranger, for its own account and for the account of each Lender, as applicable, fees, including, without limitation, an upfront fee of 2.0% on the aggregate amount of the initial Commitments (the “Upfront Fee”), in the amounts and at the times separately agreed upon between Borrower, the Administrative Agent and the Arranger.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds in Canadian Dollars, to the Administrative Agent (or the Arranger, in the case of the Upfront Fee), as the case may be, for distribution, in the case of Commitment Fees and Upfront Fee, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.12.                                        Interest.

(a)                                 Subject to Sections 2.12(f), (g) and (h) and Section 10.13, the Loans shall bear interest at the Applicable Rate.

(b)                                 [Intentionally omitted].

(c)                                  Notwithstanding the foregoing, but subject to Sections 2.12(f), (g) and (h) and Section 10.13, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Applicable Rate, plus, to the extent permitted by applicable law, 2.00%.

(d)                                 Subject to Sections 2.12(f), (g) and (h) and Section 10.13, accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand of the Administrative Agent or the Required Lenders (through the Administrative Agent) and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e)                                  Subject to Sections 2.12(f), (g) and (h) and Section 10.13, all interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Canadian Prime Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)                                   To the extent permitted by applicable law, any provision of the Interest Act (Canada) or the Judgment Interest Act (Alberta) which restricts any rate of interest set forth herein shall be inapplicable to this Agreement and is hereby waived by Borrower.

(g)                                  The theory of deemed reinvestment shall not apply to the calculation of interest or payment of fees or other amounts hereunder, notwithstanding anything contained in this Agreement, acceptance or other evidence of indebtedness or in any other Loan Document now or hereafter taken by the Administrative Agent or any Lender for the obligations of Borrower under this Agreement, or any other instrument referred to herein, and all interest and fees payable by Borrower to the Lenders, shall accrue from day to day, computed as described herein in accordance with the “nominal rate” method of interest calculation.

(h)                                 Where, in this Agreement, a rate of interest or fees is to be calculated on the basis of a 365/366-day year, such rate is, for the purpose of the Interest Act (Canada), equivalent to the said rate (i) multiplied by the actual number of days in the one year period beginning on the first day of the period of calculation and (ii) divided by 365 or 366, as applicable.

SECTION 2.13.                                        [Intentionally omitted].

SECTION 2.14.                                        [Intentionally omitted].

SECTION 2.15.                                        Increased Costs.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)                                  impose on any Lender any other condition affecting this Agreement;

and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 If any Lender determines that any Change in Law regarding capital requirements has or would have the directly attributable effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.                                        [Intentionally Omitted].

SECTION 2.17.                                        Taxes.

(a)                                 Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent or each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; provided that if a Lender is in breach of its representation and warranty under Section 2.17(e), then Borrower shall only be obligated to comply with clauses (ii) and (iii) of this Section 2.17(a) with respect to payments to be made to or for the benefit of such Lender.

(b)                                 In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if a Lender is in breach of its representation and warranty under Section 2.17(e), then Borrower shall have no obligations under this Section 2.17(c) with respect to any payments or liabilities described herein made or owed by such Lender.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, if available, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Each Lender represents and warrants that it is not, and will not be at any time,  a Foreign Lender.

(f)                                   If Borrower at any time pays an amount under Section 2.17(a), (b) or (c) to any Lender or the Administrative Agent, and such payee receives a refund of or credit for any part of any Indemnified Taxes or Other Taxes which such payee determines in its good faith judgment is made with respect to such amount paid by Borrower, such Lender or the Administrative Agent, as the case may be, shall pay to Borrower the amount of such refund or credit promptly, and in any event within 60 days, following the receipt of such refund or credit by such payee.  Nothing in this Section shall require any Lender or the Administrative Agent to make available its tax returns or any other information relating to its taxes that such Person deems confidential.

SECTION 2.18.                                        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 Borrower shall make each payment required to be made by it under any Loan Document prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Toronto time), on the date when due, in immediately available funds in Canadian Dollars, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent c/o JPMorgan Chase Bank, N.A., Toronto Branch, 200 Bay Street, Floor 18, ON1-1800, Toronto, Ontario, Canada M5J 2J2, Attention: Amanda Vidulich, Telephone: 416-981-9235, Fax: 416-981-9128, except payments pursuant to Sections 2.15, 2.17(a), 2.17(c) and 10.3 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in Canadian Dollars as required pursuant to the Loan Documents.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due, such funds shall be applied towards payment of interest and fees then due, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the costs incurred by the Administrative Agent for making such distributed amount and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5(b), 2.18(d) or 10.3(c) then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)                                   Notwithstanding the foregoing or anything to the contrary contained herein, (i) if any Defaulting Lender shall have failed to fund all or any portion of any Loan (each such Loan, an “Affected Loan”), each prepayment of a Loan by Borrower under Section 2.10 shall be applied first to such Affected Loan and the principal amount and interest with respect to such payment shall be distributed (x) to each Lender that is not a Defaulting Lender (each, a “Non-Defaulting Lender”) pro rata based on the outstanding principal amount of Affected Loans owing to all Non-Defaulting Lenders, until the principal amount of all Affected Loans has been repaid in full and (y) to the extent of any remaining amount of such prepayment, to each Lender pro rata in accordance with such Lender’s Applicable Percentage, and (ii) each payment made by Borrower on account of the interest on any Affected Loans shall be distributed to each Non-Defaulting Lender pro rata based on the outstanding principal amount of Affected Loans owing to all Non-Defaulting Lenders.

SECTION 2.19.                                        Mitigation Obligations; Replacement of Lenders.

(a)                                 If any Lender requests compensation under Section 2.15, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If (i) any Lender requests compensation under Section 2.15, (ii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender defaults in its obligation to fund Loans hereunder or otherwise becomes a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender, the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the terms of Section 10.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts), (3) the assignee and assignor shall have entered into an Assignment and Assumption, and (4) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.

SECTION 2.20.                                        Currency Conversion and Currency Indemnity.

(a)                                 Payments in Agreed Currency.  Borrower shall make payment relative to any Obligation in the currency (the “Agreed Currency”) in which the Obligation was effected.  If any payment is received on account of any Obligation in any currency (the “Other Currency”) other than the Agreed Currency (whether voluntarily or pursuant to an order or judgment or the enforcement thereof or the realization of any Collateral or the liquidation of Borrower or otherwise howsoever), such payment shall constitute a discharge of the liability of Borrower hereunder and under the other Loan Documents in respect of such obligation only to the extent of the amount of the Agreed Currency which the relevant Lender or Administrative Agent, as the case may be, is able to purchase with the amount of the Other Currency received by it on the Business Day next following such receipt in accordance with its normal procedures and after deducting any premium and costs of exchange.

(b)                                 Conversion of Agreed Currency into Judgment Currency.  If, for the purpose of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due in the Agreed Currency then the conversion shall be made on the basis of the rate of exchange prevailing on the next Business Day following the date such judgment is given and in any event Borrower shall be obligated to pay the Administrative Agent and the Lenders any deficiency in accordance with Section 2.20(c).  For the foregoing purposes “rate of exchange” means the lowest rate at which the relevant Lender or the Administrative Agent, as applicable, in accordance with its normal banking procedures is able on the relevant date to purchase the Agreed Currency with the Judgment Currency after deducting any premium and costs of exchange.

(c)                                  Circumstances Giving Rise to Indemnity.  To the fullest extent permitted by applicable law, if (i) any Lender or the Administrative Agent receives any payment or payments on account of the liability of Borrower hereunder pursuant to any judgment or order in any Other Currency, and (ii) the amount of the Agreed Currency which the relevant Lender or the Administrative Agent, as applicable, is able to purchase on the Business Day next following such receipt with the proceeds of such payment or payments in accordance with its normal procedures and after deducting any premiums and costs of exchange is less than the amount of the Agreed Currency due in respect of such liability immediately prior to such judgment or order, then Borrower on demand shall, and Borrower hereby agrees to, indemnify the Lenders and the Administrative Agent from and against any loss, cost or expense arising out of or in connection with such deficiency.

(d)                                 Indemnity Separate Obligation.  To the fullest extent permitted by applicable law, the agreement of indemnity provided for in Section 2.20(c) shall constitute an obligation separate and independent from all other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lenders or the Administrative Agent or any of them from time to time, and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

(e)                                  Other Currency Conversion.  Any amount of money to be used in determining compliance with Article IV, Article V, Article VI, Article VII and Article VIII, may be denominated in either $U.S. or $C and, in accordance with such determination, may be converted from $U.S. to $C or vice-versa, as applicable, at the then-current rate of exchange on the date thereof.  For the foregoing purposes “rate of exchange” means the rate at which the Borrower, Parent, or Guarantor, as applicable, in accordance with its normal business procedures is able on the relevant date to purchase the relevant currency after deducting any premium and costs of exchange.

SECTION 2.21.                                        Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.11;

(b)                                 the Commitment of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.2); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby;

In the event that the Administrative Agent and Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage. Once the conditions in the immediately preceding sentence have been satisfied, as determined by the Administrative Agent, such Lender shall no longer be deemed a Defaulting Lender.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make Loans hereunder, Parent and Borrower each represents and warrants to the Administrative Agent and the Lenders as set forth in this Article.

SECTION 3.1.                                               Organization; Powers.  Each of Parent, Borrower, and their respective Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.2.                                               Authorization; Enforceability.  Upon the issuance of the Initial CCAA Order, the execution, delivery and performance by Borrower of this Agreement and each other Loan Document executed or to be executed by it, and the execution, delivery and performance by each other Loan Party of each Loan Document executed or to be executed by it, are within Borrower’s and each such other Loan Party’s corporate, limited liability company and/or partnership powers, and shall have been duly authorized by all necessary corporate, limited liability company and/or partnership action, and if required, stockholder, member and/or partner action.  This Agreement and each other Loan Document executed or to be executed by it has been duly executed and delivered by Borrower and constitutes, and each other Loan Document executed or to be executed by any other Loan Party, when executed and delivered by such other Loan Party, will constitute, a legal, valid and binding obligation of Borrower or such Loan Party (as the case may be), enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.3.                                               Approvals; No Conflicts.  The execution, delivery and performance by Borrower of this Agreement and each other Loan Document executed or to be executed by it, and the execution, delivery and performance by each other Loan Party of each Loan Document executed or to be executed by such other Loan Party, (a) do not require any Governmental Approval or third party approvals, except: (i) the Initial CCAA Order, (ii) such other consents as have been obtained or made and are in full force and effect, and (iii) filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable Governmental Rule or the Organic Documents of Borrower or any such other Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or any such Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by Borrower or any such other Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of Borrower or any such other Loan Party except Liens created under the Loan Documents.

SECTION 3.4.                                               Properties.  Each of Borrower and its Restricted Subsidiaries owns its Properties free and clear of all Liens (other than Permitted Encumbrances).

SECTION 3.5.                                               Compliance with Laws.  Each of the Loan Parties and its Restricted Subsidiaries is in compliance with all Governmental Rules applicable to such Person or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.6.                                               Disclosure.  Parent has disclosed to the Lenders and the Administrative Agent all agreements, court orders, judgments, instruments and corporate or other restrictions to which Parent or any of its Subsidiaries is subject, and all other matters known to any of them relating to any of the foregoing, which agreements, court orders, judgments, instruments, restrictions and other matters individually or in aggregate could reasonably be expected to result in a Material Adverse Effect.  None of the documents, reports, financial statements, certificates or other information furnished by or on behalf of Parent or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Parent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.7.                                               Priority; Security Matters. The Obligations are and shall be at all times secured by the Liens in all Collateral created by the DIP Charge all such Liens shall be first priority Liens subject only to the Administration Charge.

SECTION 3.8.                                               Taxes.  Except as disclosed to the Administrative Agent in writing as of the Effective Date, each of Parent, its Restricted Subsidiaries and each of its Subsidiaries which is a member of Parent’s consolidated federal income tax group has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.9.                                               Subsidiaries.  Schedule 3.9 sets forth the name, the identity or corporate structure, the ownership interest, the chief executive office, principal places of business, and, if applicable, the Federal Taxpayer Identification Number, of each direct or indirect Subsidiary of Parent as of the Effective Date.  Schedule 3.9 also sets forth the name of each Restricted Subsidiary and Unrestricted Subsidiary of Parent and Borrower as of the Effective Date. As of the Effective Date, Parent does not have any Subsidiaries other than the Subsidiaries identified in Schedule 3.9.

SECTION 3.10.                                        Insurance.  The Borrower and its Restricted Subsidiaries are, as of the date of this Agreement, in compliance with the provisions of Section 5.7.

SECTION 3.11.                                        Labor Matters.  As of the Effective Date, there are no material strikes, lockouts or slowdowns against Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of Borrower, threatened.  The hours worked by and payments made to employees of Borrower and its Restricted Subsidiaries have not been in material violation of any applicable Federal, state, provincial, local, territorial or foreign law dealing with such matters.  All material payments due from Borrower or any of its Restricted Subsidiaries, or for which any claim may be made against Borrower or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower or any such Restricted Subsidiary.  The consummation of the Financing Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower or any of its Restricted Subsidiaries is bound except where the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.12.                                        Environmental Matters.  Except as disclosed in writing by Borrower to the Administrative Agent:

(a)                                 All facilities and Property currently owned or leased by Borrower or any of its Restricted Subsidiaries are and have been in compliance with all applicable Environmental Laws except where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b)                                 There are no pending or, to the knowledge of Borrower, threatened (i) claims, complaints, notices or requests for information received by Borrower or any of its Restricted Subsidiaries with respect to any alleged violation of any applicable Environmental Law, or (ii) complaints or notices to Borrower or any of its Restricted Subsidiaries regarding instances which could give rise to an Environmental Liability for Borrower or any of its Restricted Subsidiaries, which in either case are in writing and could reasonably be expected to have a Material Adverse Effect;

(c)                                  Except for any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither Borrower nor any of its Restricted Subsidiaries is in violation of any Environmental Laws or has received written notice of, or otherwise has knowledge of, any pending or threatened claim, charge, order or other proceeding with respect to any Environmental Liability, (ii) neither Borrower nor any of its Restricted Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (2) has generated, treated, stored, transported or Released Hazardous Materials on, under or from any of its Property (whether currently or formerly used, owned, leased, controlled, managed or operated by Borrower or its Restricted Subsidiaries) or is responsible for the exposure of any person to Hazardous Materials, in each case in a manner that has given rise to or would reasonably be expected to give rise to any Environmental Liability, (3) is subject to any pending or, to the knowledge of Borrower, threatened administrative or judicial proceeding relating to any Environmental Liability, (4) has assumed by contract or by operation of laws, the Environmental Liabilities of any other Person (other than Borrower or its Restricted Subsidiaries), or (5) know of any existing facts, circumstances, conditions or occurrences (including the presence or Release of any Hazardous Materials) that would reasonably be expected to result in any claims, suits or proceedings asserting Environmental Liability against any Loan Party or its Subsidiaries, (iii) neither Borrower nor any of its Restricted Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, directions, orders, directives, rules or regulations of any Governmental Authority arising under applicable Environmental Laws, (iv) none of the Collateral is subject to any Lien, restriction on ownership, occupancy, use or transferability imposed pursuant to Environmental Law, or has ever contained any storage tanks, surface impoundments, septic tanks, pits, sumps or lagoons that are being or have been used for the treatment, storage or disposal of Hazardous Materials for which the Borrower or any Restricted Subsidiary remains obligated to conduct Remedial Action, and (v) excluding any reclamation responsibilities required pursuant to any Environmental Law in respect of the closure/decommissioning of the facilities for which adequate reserves and financial security are being maintained and which reclamation responsibilities are not presently required to be implemented, neither Borrower nor any Restricted Subsidiary has failed to timely commence and diligently pursue any required Remedial Action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, pursuant to the order of any Governmental Authority or the requirements of any Environmental Law.

(d)                                 Borrower has adopted and implemented procedures and guidelines as Borrower has determined are reasonably appropriate to comply in all material respects with applicable Environmental Laws and to identify and evaluate events or conditions that would result in any material Environmental Liability.

SECTION 3.13.                                        Claims and Liabilities.  Neither Borrower nor any of its Restricted Subsidiaries has accrued any liabilities under gas purchase contracts for gas not taken, but for which it is liable to pay if not made up and which, if not paid, could reasonably be expected to have a Material Adverse Effect.  No claims exist against Borrower or any of its Restricted Subsidiaries for gas imbalances which claims if adversely determined could reasonably be expected to have a Material Adverse Effect.  No purchaser of product supplied by Borrower or any of its Restricted Subsidiaries has any claim against Borrower or any of its Restricted Subsidiaries for product paid for, but for which delivery was not taken as and when paid for, which claim if adversely determined could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14.                                        OFAC.  Neither Parent, any of its Subsidiaries nor any of its respective employees, officers or directors is a Person with whom U.S. Persons are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism), or other Governmental Rule.

ARTICLE IV
CONDITIONS

SECTION 4.1.                                               Effectiveness.  This Agreement shall become effective on the date on which the following condition is satisfied (or waived in accordance with Section 10.2): The Administrative Agent (or its counsel) shall have received from each party thereto either a counterpart of each of the following documents duly executed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of such document) that each such party has duly executed for delivery to the Administrative Agent a counterpart of each of the following documents which documents must be acceptable to the Administrative Agent in its sole and absolute discretion: this Agreement.

SECTION 4.2.                                               Initial Loan.  The obligations of (a) the Lenders to make Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a)                                 Certain Loan Documents.  The Administrative Agent (or its counsel) shall have received from each party thereto either a counterpart of each of the following documents duly executed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of such document) that each such party has duly executed for delivery to the Administrative Agent a counterpart of each of the following documents: a Guaranty from the Parent and each Restricted Subsidiary of Borrower.

(b)                                 Fees and Expenses. The Administrative Agent, the Arranger and the Lenders shall have received all fees, including the Upfront Fee, and other amounts due and payable pursuant to any Loan Document on or prior to the date thereof, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of advisors and counsel) required to be reimbursed or paid by any Loan Party under any Loan Document.

(c)                                  CCAA Order. The Initial CCAA Order will have been issued commencing the Insolvency Proceedings and approving this Agreement and such order shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel, including the provisions granting the

DIP Charge in favour of the Administrative Agent and the Lenders, and the Initial CCAA Order shall not have been reversed, modified, amended or stayed in a manner adverse to the interests of the Lenders.

(d)                                 Notices. Any required or appropriate notices of the Initial CCAA Order will have been served on each party that has registered a Lien against the Borrower or any Guarantor and any applicable waiting and/or appeal periods will have elapsed.

(e)                                  Liquidity. The minimum availability under this Agreement plus unrestricted cash and cash equivalents of the Borrower at closing, after giving effect to the initial use of proceeds, will be at a level reasonably satisfactory to the Administrative Agent, based upon the Cash Flow Model in effect on the Effective Date.

(f)                                   Cash Flow Model, etc. The Administrative Agent and the Lenders shall have received, with sufficient time to review, the Cash Flow Model.

(g)                                  Cash Management System. The Borrower shall have implemented a cash management system reasonably satisfactory to the Administrative Agent and the Borrower shall provide written confirmation that such system is being utilized by the Borrower.

(h)                                 Other Documents.  The Administrative Agent shall have received such other legal opinions, information, approvals, instruments and documents as the Administrative Agent or its counsel may have reasonably requested.

(i)                                     Satisfactory Legal Form. All documents executed or submitted pursuant hereto by and on behalf of Borrower or any other Loan Party shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

SECTION 4.3.                                               Each Credit Event.  The obligation of each Lender to make a Loan is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)                                 Representations and Warranties.  At the time of and immediately after giving effect to such Loan the representations and warranties of each Loan Party set forth in the Loan Documents to which it is a party shall be true and correct on and as of such date after giving effect to such funding and to the intended use thereof in all material respects as if made on and as of such date (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date).

(b)                                 No Defaults.  At the time of and immediately after giving effect to such Loan no Default shall have occurred and be continuing.

(c)                                  No Material Adverse Effect.  At the time of and immediately after giving effect to such Loan, no event or events shall have occurred which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(d)                                 Borrowing Request.  The Administrative Agent shall have received a Borrowing Request for any Loan. Each Loan shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

(e)                                  Initial CCAA Order. The Initial CCAA Order shall be in full force and effect and shall not have been reversed, modified, amended or stayed in a manner adverse to the interests of the Lenders.

ARTICLE V
AFFIRMATIVE COVENANTS

Each of Parent and Borrower agrees with the Administrative Agent and each Lender that, until the Commitments have expired or been terminated and Obligations shall have been paid and performed in full, it will perform its obligations set forth in this Article.

SECTION 5.1.                                               Financial Reporting; Notices and Other Information.  Borrower will furnish, or will cause to be furnished, to each Lender, the Administrative Agent the following financial statements, reports, notices and information:

(a)                                 Within 90 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2013, a copy of Parent’s audited annual report for the applicable fiscal year, including therein a consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)                                 Within 45 days after the end of each fiscal quarter beginning with the fiscal quarter ending September 30, 2011, Parent’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for the applicable fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by an Authorized Officer as presenting fairly in all material respects the financial condition and results of operations of Parent and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  Concurrently with any delivery of financial statements under clause (a) or (b) above, a compliance certificate, in substantially the form provided for in the Existing Credit Facility or any other form approved by the Administrative Agent, executed by an Authorized Officer of Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Article VI, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements referred to in Section 5.1(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)                                 Weekly delivery of actual receipts and disbursements with a variance analysis against the Cash Flow Model most recently filed with the CCAA court;

(e)                                  Within fifteen (15) days following the end of each calendar month, a report titled “Monthly Financial Results” substantially in the form delivered under the Existing Credit Facility, certified as being accurate by an Authorized Officer;

(f)                                   Delivery forthwith to counsel to the Administrative Agent of all pleadings, motions, applications, financial information and any other document filed by or on behalf of the debtors in the Insolvency Proceedings; and

(g)                                  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Parent or any Restricted Subsidiary, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.2.                                               Notice of Material Events.

(a)                                 Promptly, and in any event within three (3) Business Days of any Authorized Officer of Parent or any of its Restricted Subsidiaries becoming aware of the following events, Parent will furnish to the Administrative Agent and each Lender written notice of the following:

(i)                                     the occurrence of any Default;

(ii)                                  (A) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Parent or any of its Restricted Subsidiaries thereof or (B) the occurrence of any adverse development with respect to any action, suit or proceeding previously disclosed to the Administrative Agent or the Lenders pursuant to this Agreement, in each case if such action, suit, proceeding or development could reasonably be expected to result in a Material Adverse Effect;

(iii)                               any and all enforcement, cleanup, removal or other governmental or regulatory actions or other environmental claims asserted against Borrower or any of its Restricted Subsidiaries or any of its Properties pursuant to any applicable Environmental Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;  and

(iv)                              any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

(b)                                 Each notice delivered under this Section shall be accompanied by a statement of an Authorized Officer of Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.3.                                               Information Regarding Collateral.  Borrower will furnish to the Administrative Agent promptly, and in any event within thirty (30) days upon becoming aware of the following changes, written notice of any change (a) in any Loan Party’s corporate name or in any trade name used to identify such Loan Party in the conduct of its business or in the ownership of any of its Properties, (b) in the location of any Loan Party’s chief executive office or its principal place of business, (c) in any Loan Party’s state or province of incorporation or formation, (d) in any Loan Party’s identity or corporate structure, (e) in any Loan Party’s organizational identification number or any other such similar number identifying such Loan Party, and (f) in the location of any Collateral to any jurisdiction in which any registration of, or in respect of, any security agreement or pledge agreement may not be effective to protect the Lien created thereunder, including information regarding the time of such relocation, the items being relocated and the intended new locality of such items.

SECTION 5.4.                                               Existence; Conduct of Business.  Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to so preserve, renew or keep in full force and effect such rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks or trade names could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.5.                                               Payment of Obligations. Subject to the terms of the Initial CCAA Order, the Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including liabilities for Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Parent or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation, and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.6.                                               Maintenance of Properties.  Borrower will, and will cause each of its Restricted Subsidiaries to, keep, preserve, protect and maintain all Properties material to the conduct of its business in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business, and the respective businesses of its Restricted Subsidiaries, carried on in connection therewith may be properly conducted at all times in accordance with standard industry practices unless the (i) Borrower or the respective Restricted Subsidiary determines in good faith that the continued maintenance of any of its Properties is no longer economically desirable or (ii) the failure to so keep, preserve, protect and maintain such Properties or the failure to make such repairs, renewals or replacements could not reasonably be expected to result in a Material Adverse Effect.  In particular, Borrower will, and will cause each of its Restricted Subsidiaries to, operate or cause to be operated its Oil and Gas Properties as a reasonable and prudent operator.

SECTION 5.7.                                               Insurance.  Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  The Administrative Agent, on behalf of the Lenders, will be named as first loss payee and additional insured, as appropriate, with respect to such insurance.  Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.8.                                               Casualty and Condemnation.  Borrower (a) will furnish to the Administrative Agent and the Lenders written notice promptly, and in any event within three (3) Business Days of the occurrence, of any Casualty Event to any Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the Initial CCAA Order and this Agreement.

SECTION 5.9.                                               Books and Records; Inspection and Audit Rights.  Parent will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Parent will, and will cause each of its Restricted Subsidiaries to, permit any representatives or agents designated by the Administrative Agent or any Lender (including any consultants, accountants, lawyers and appraisers), upon reasonable prior notice and at the reasonable cost and expense of Borrower, to visit and inspect its Properties, including the Oil and Gas Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.10.                                        Compliance with Laws.  Borrower will, and will cause each of its Subsidiaries to, comply with all Governmental Rules applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11.                                        Use of Proceeds.  Borrower will, and will cause each Subsidiary to, use the proceeds of the Loans to:

(a)                                 provide for working capital, maintenance capital expenditures, other capital expenditures, financing charges and other ordinary course expenditures, all in accordance with the Cash Flow Model most recently filed with the CCAA court;

(b)                                 pay fees, costs and expenses associated with the Loan Documents;

(c)                                  pay fees, costs and expenses in connection with the Insolvency Proceedings; and

(d)                                 pay outstanding interest owing in respect of the Existing Credit Agreement and any of the Existing Hedging Agreements.

SECTION 5.12.                                        Unrestricted Subsidiaries.  Parent:

(a)                                 will cause the management, business and affairs of Parent and its Restricted Subsidiaries to be conducted in such a manner (including, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting any Property of Parent and its respective Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from Parent and the Restricted Subsidiaries;

(b)                                 except as permitted by hereunder, will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, Guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries; and

(c)                                  will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, any Restricted Subsidiary.

SECTION 5.13.                                        Environmental Matters.

(a)                                 Borrower will, and will cause each of its Restricted Subsidiaries to, comply in all material respects with all Environmental Laws now or hereafter applicable to Borrower or its Restricted Subsidiaries, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and maintain such authorizations in full force and effect, except to the extent failure to have any such permit, license or authorization could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Borrower will, and will cause each of its Restricted Subsidiaries to, promptly furnish to the Administrative Agent all requests for information, notices of claim, demand letters, and other written notifications, received by Borrower or its Restricted Subsidiaries, asserting that in connection with its ownership or use of its Properties or the conduct of its business, it is potentially liable for investigation or clean-up of Hazardous Material at any location, except to the extent any such investigation or clean-up could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.14.                                        Further Assurances.

(a)                                 Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effect the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the DIP Charge or the validity or priority of any such Lien, all at the expense of the Loan Parties. Borrower also agrees to provide to the Administrative Agent, from time to time upon reasonable request of the Administrative Agent, information which is in the possession of Borrower or its Restricted Subsidiaries or otherwise reasonably obtainable by any of them, reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the DIP Charge.

(b)                                 Borrower hereby authorizes the Administrative Agent and the Lenders to file one or more financing statements, and amendments thereto, or any equivalent thereto in Canada or any province, relative to all or any part of the Collateral without the signature of Borrower or any other Loan Party where permitted by law.  The Administrative Agent will promptly send Borrower any financing statements or amendments thereto it files without the signature of Borrower or any other Loan Party and the Administrative Agent will promptly send Borrower the filing or recordation information with respect thereto.

SECTION 5.15.                                        Existing Credit Facility, etc.

(a)                                 The Borrower shall make all requisite payments of interest that become due and owing under the Existing Credit Facility or the Existing Hedging Agreements.

SECTION 5.16.                                        Replacement Financing.  The Borrower shall have obtained, on or before November 13, 2013, a fully executed commitment letter from a replacement lender (or lenders) providing for credit facilities, which together with the proceeds of the share offering contemplated in the Insolvency Proceedings, will be sufficient to repay in full the Obligations and all amounts owing by the Borrower under the Existing Credit Facility and related documents; which commitment shall (A) provide that such replacement credit facilities shall be available concurrent with implementation of a plan pursuant to the Insolvency Proceedings, and (B) be conditional solely upon (x) the implementation of a plan pursuant to the Insolvency Proceedings (y) the approval of creditors to a plan pursuant to the Insolvency Proceedings and (z) any other usual and customary closing conditions for similar credit facilities, including definitive documentation.

ARTICLE VI
FINANCIAL COVENANT

Borrower and Parent agree with the Administrative Agent and each Lender that, until the Commitments have expired or been terminated and Obligations shall have been paid and performed in full, each will perform the obligations set forth in this Article.

SECTION 6.1.                                               Financial Covenant.  For any particular week in which any amounts are outstanding under this Agreement at the end of such week, there will be no negative variance in the Borrower’s actual net change in Cash Flow from that set out in the Cash Flow Model most recently filed with the CCAA court (excluding Loans and repayments made hereunder and all professional fees and restructuring costs) in excess of: (i) for such week, the greater of $500,000 and 15%; and (ii) in the aggregate from the date of the Initial CCAA Order through such week, the greater of $1,000,000 and 15%; provided, however, that any newly filed Cash Flow Forecast shall not, absent approval of the Required DIP Lenders, contain a Material Adverse Change in aggregate revenues or expenses from the Cash Flow Model most recently filed with the CCAA court.

ARTICLE VII
NEGATIVE COVENANTS

Each of Parent and Borrower agrees with the Administrative Agent and each Lender that, on and after the date of the satisfaction of the requirements of Section 4.2 and until the Commitments have expired or been terminated and Obligations shall have been paid and performed in full, it will perform its obligations set forth in this Article.

SECTION 7.1.                                               Indebtedness; Certain Equity Securities.

(a)                                 Borrower and Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)                                     Indebtedness created under the Loan Documents;

(ii)                                  Indebtedness existing as of the Effective Date; or

(iii)                               Indebtedness for which the Required Lenders have provided their prior written consent.

SECTION 7.2.                                               Liens.  Borrower and Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Permitted Encumbrances.

SECTION 7.3.                                               Fundamental Changes.

(a)                                 Borrower and Parent will not, and will not permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or liquidate or dissolve without the prior written consent of the Required Lenders.

(b)                                 Borrower and Parent will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(c)                                  Borrower and Parent will not, and will not permit any of its Subsidiaries to, create any additional Subsidiaries after the Effective Date without the prior written consent of the Required Lenders.

SECTION 7.4.                                               Investments, Loans, Advances, Guarantees and Acquisitions.  Borrower and Parent will not, and will not permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Restricted Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, or make or permit to exist any Investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)                                 Investments existing on the date of this Agreement and set forth on Schedule 7.4;  and

(b)                                 Permitted Investments.

SECTION 7.5.                                               Asset Sales.  Borrower and Parent will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any Property or asset, including any Equity Interest owned by it, nor will Borrower or Parent permit any of its Restricted Subsidiaries to issue any additional Equity Interest in such Restricted Subsidiary, except:

(a)                                 sales or other dispositions of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business;

(b)                                 sales, transfers and dispositions of Property to Borrower or a Restricted Subsidiary or the issuance of any Equity Interest in Borrower or any Restricted Subsidiary to Borrower or any Restricted Subsidiary;

(c)                                  any Hydrocarbons produced or sold in the ordinary course of business; and

(d)                                 any sales for which the Required Lenders have provided their prior written consent.

SECTION 7.6.                                               Sale and Leaseback Transactions.  Except to the extent permitted by Section 7.1 and Section 7.2, Borrower and Parent will not, and will not permit any Loan Party to enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property sold or transferred.

SECTION 7.7.                                               Hedging Agreements. Borrower and Parent will not, and will not permit any Loan Party to, enter into any Hedging Agreement, other than the Existing Hedging Agreements without the prior written consent of the Required Lenders.

SECTION 7.8.                                               Restricted Payments; Certain Payments of Indebtedness.  No Loan Party shall: (a) make any Restricted Payment or (b) make any payment with respect to any Indebtedness; in each case, without the prior written consent of the Required Lenders; provided that, the Loan Parties may make the required payments of principal and interest under the Loan Documents, the Existing Credit Facility and the Existing Hedging Agreements and other repayments of Indebtedness specified in the Cash Flow Model most recently filed with the CCAA court.

SECTION 7.9.                                               Transactions with Affiliates.  Borrower and Parent will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any Property or assets to, or purchase, lease or otherwise acquire any Property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business and that are at prices and on terms and conditions not less favorable to Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 7.8, (d) any Investment permitted by Section 7.4.

SECTION 7.10.                                        No Action to Affect DIP Charge.  Except for transactions expressly permitted hereby, Borrower and Parent shall not, and shall not permit any of its Subsidiaries to, do anything to adversely affect the priority of the Liens created by the DIP Charge in respect of the Obligations.

ARTICLE VIII
EVENTS OF DEFAULT

SECTION 8.1.                                               Listing of Events of Default.  Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”:

(a)                                 Non-Payment of Obligations.  Any Loan Party shall default in the payment or prepayment when due of any principal of any Loan; or Borrower shall default in the payment when due of any interest, fee or of any other obligation under any Loan Document and such default continues for a period of three (3) Business Days.

(b)                                 Breach of Warranty.  Any representation or warranty of any Loan Party made or deemed to be made in any Loan Document or any other writing or certificate furnished by or on behalf of any Loan Party to the Administrative Agent, any other Agent or any Lender for purposes of or in connection with any Loan Document is or shall be false or misleading when made in any material respect.

(c)                                  Non-Performance of Covenants and Obligations.  Any Loan Party shall default in the due performance and observance of any of its obligations under Sections 5.2, 5.7, 5.11, 5.14, Section 5.16, or under Article IV, Article VI or Article VII.

(d)                                 Non-Performance of Other Covenants and Obligations.  Any Loan Party shall default in the due performance and observance of any other agreement contained in any Loan Document, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to Borrower by the Administrative Agent or the Required Lenders.

(e)                                  Insolvency Proceedings, etc.  If:

(i)                                     the Initial CCAA Order is terminated;

(ii)                                  any order is made varying, amending, supplementing, staying, reversing or otherwise modifying the Initial CCAA Order by way of appeal, variation or other court relief, that would reasonably be expected to adversely affect the Administrative Agent’s or the Lenders’ rights, protections or interests under any or all of the Initial CCAA Order or the Loan Documents, without the Administrative Agent’s prior written consent;

(iii)                               the Liens created by the DIP Charge shall at any time not constitute valid and perfected Liens on the Collateral in favor of the Administrative Agent or the DIP Charge shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Loan Party;

(iv)                              the stay of creditors’ remedies against the Loan Parties provided for in the Initial CCAA Order is, for any reason, lifted or otherwise terminated with respect to any Collateral having a value greater than $1,000,000;

(v)                                 the commencement of any other action or entry of any order in connection with the Insolvency Proceedings that would reasonably be expected to have a Material Adverse Effect;

(vi)                              the U.S. bankruptcy case is dismissed or converted to a Chapter 7 case or a Chapter 11 trustee or an examiner with enlarged powers relating to the operations of the business of any Loan is appointed;

(vii)                           any other super-priority claim that ranks senior or pari passu with the DIP Charge shall be granted in the Insolvency Proceedings after the Initial CCAA Order;

(viii)                        the prohibition on payment of prepetition obligations is lifted, except as may be agreed in writing by the Required Lenders; or

(ix)                              there is an entry of a postpetition judgment in excess of $1,000,000.

(f)                                   Plan.  A plan has not been sanctioned by the CCAA Court pursuant to the Insolvency Proceedings prior to December 31, 2013.

SECTION 8.2.                                               Action if Bankruptcy.  If any Event of Default described in Section 8.1(e) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations hereunder shall automatically be and become immediately due and payable, without demand, protest or presentment or notice of any kind, all of which are hereby expressly waived by Borrower and its Subsidiaries.  Without limiting the foregoing but subject to the Initial CCAA Order, the Administrative Agent and the Lenders shall be entitled to exercise any and all other remedies available to them under the Loan Documents and applicable law.

SECTION 8.3.                                               Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in Section 8.1(e)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Required Lenders, may, by notice to Borrower declare (a) the Commitments (if not theretofore terminated) to be terminated and/or (b) all of the outstanding principal amount of the Loans and all other Obligations hereunder to be due and payable, whereupon the Commitments shall terminate and the full unpaid amount of such Loans and other Obligations shall be and become immediately due and payable, without demand, protest or presentment or notice of any kind, all of which are hereby waived by Borrower and its Subsidiaries.  Without limiting the foregoing but subject to the Initial CCAA Order, the Administrative Agent and the Lenders shall be entitled to exercise any and all other remedies available to them under the Loan Documents and applicable law.

ARTICLE IX
AGENT

Each of the Lenders hereby irrevocably appoints JPMorgan Chase Bank, N.A., Toronto Branch, as the Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to it by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise following its receipt of written instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Related Parties in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct; PROVIDED, HOWEVER, THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor or Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and Borrower.  Upon any such resignation, the Required Lenders shall have the right, in good faith consultation with Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, respectively, which shall be a bank with an office in Toronto, Canada or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, as the case may be, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 10.12).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE X
MISCELLANEOUS

SECTION 10.1.                                        Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)                                 if to Borrower, to:

Lone Pine Resources Canada Ltd.

Suite 1100, 640 5th Avenue SW

Calgary, Alberta T2P 3G4

Canada

Attention:                                         Vice President - Finance

Telephone:                                   403-292-8000

Facsimile:                                         403-292-8072

(b)                                 if to the Administrative Agent:

JPMorgan Chase Bank, N.A., Toronto Branch

200 Bay Street, Floor 18

ON1-1800

Toronto, Ontario M5J 2J2

Canada

Attention:                                         Amanda Vidulich

Telephone:                                   416-981-9235

Facsimile:                                         416-981-9128

With a copy to:

JPMorgan Chase Bank, N.A.

2200 Ross Avenue, 3rd Floor

Dallas, Texas 75201

Attention:                                         Brian P. Orlando

Telephone:                                   214-965-3245

Facsimile:                                         214-965-3280

(c)                                  if to any Lender, to it at its address (or telecopy number) provided to the Administrative Agent and Borrower or as set forth in its “Administrative Questionnaire” as defined in this Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.2.                                        Waivers; Amendments.

(a)                                 No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any of the Loan Documents nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or by Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce, or otherwise release Borrower from its obligation to pay, the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section 10.2, Section 2.10 (unless a lesser vote is otherwise required pursuant to this Section 10.2) or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) except as expressly provided herein, release all or any part of the Collateral from the Liens of the DIP Charge, without the written consent of each Lender; provided further that no such agreement shall amend, waive, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent; provided further that the Administrative Agent shall have the right to execute and deliver any release of Lien (or other similar instrument) without the consent of any Lender to the extent such release is required to permit Borrower or a Restricted Subsidiary to consummate a transaction permitted by the Loan Documents; provided further that any Lender or Affiliate of any Lender which is a party to a Hedging Agreement shall have the right to execute and deliver any amendments, modifications or replacements to such Hedging Agreement to which it is a party without the consent of any Loan Party, any Lender, any Affiliate of a Lender or the Administrative Agent.

SECTION 10.3.                                        Expenses; Indemnity; Damage Waiver.

(a)                                 Borrower shall pay (i) all legal, printing, recording, syndication, travel, advertising and other reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Arranger (on a solicitor and his own client basis), in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, the Loan Documents and each other document or instrument relevant to this Agreement or the Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) the filing, recording, refiling or rerecording of the DIP Charge and/or any financing statements relating thereto and all amendments, supplements and modifications to, and all releases and terminations of, any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof, and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender (on a solicitor and his own client basis), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 Borrower shall indemnify the Administrative Agent, the Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee (on a solicitor and his own client basis), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any real property constituting Collateral or any other property currently or formerly owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity and release shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (IT BEING UNDERSTOOD THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH OF THE INDEMNITEES BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL).

(c)                                  To the extent that Borrower fails to pay any amount required to be paid by Borrower to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)                                 To the extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Financing Transactions, any Loan or the use of the proceeds thereof.

(e)                                  All amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor.

SECTION 10.4.                                        Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to any Person who is not a Foreign Lender; provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate, the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be in increments of C$100,000 and not less than C$100,000 unless the Administrative Agent otherwise consents, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of C$3,500, (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and (vi) after giving effect to any assignment hereunder, the assigning Lender shall have a Commitment of at least C$100,000 unless the Administrative Agent otherwise consents.  Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to the Loan Documents and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under the Loan Documents (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15,  2.17, 2.18, 2.20 and 10.3 and be subject to the terms of Section 10.12).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)                                  The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in Toronto, Canada, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of the Loan Documents, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register and will provide prompt written notice to Borrower of the effectiveness of such assignment.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)                                  Any Lender may, without the consent of Borrower or the Administrative Agent, sell participations to one or more banks or other entities which are resident in Canada for purposes of the Income Tax Act (Canada) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the second proviso to Section 10.2(b) that affects such Participant.  Subject to paragraph (f) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15,  2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Sections 10.8 and 10.12 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(f)                                   A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(g)                                  Any Lender may at any time pledge or assign a Lien in all or any portion of its rights under this Agreement to secure obligations of such Lender, and this Section shall not apply to any such pledge or assignment; provided that no such pledge or assignment of a security interest shall release a

Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)           Notwithstanding the foregoing, or any other provision of the Loan Documents, assignments by Lenders may only be made to other then existing Lenders or to lenders under the Existing Credit Facility.

SECTION 10.5.             Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to the Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Arranger or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.17, 2.18, 2.20, 10.3, 10.12 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.6.             Counterparts; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.7.             Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.8.             Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Administrative Agent, the Lenders and their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower or any of its Restricted Subsidiaries against any and all the obligations of Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, however, that any such set off and application shall be subject to the provisions of Section 2.18.

SECTION 10.9.             GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)           THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ALBERTA AND OF CANADA APPLICABLE THEREIN.

(b)           EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE PROVINCE OF ALBERTA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS OF THE PROVINCE OF ALBERTA.  EACH OF THE PARTIES HERETO AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE AGENTS OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE PROVINCE OF ALBERTA.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 10.10.           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN  ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11.           Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12.           Confidentiality.  The Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Agreement or any securitization transaction, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by any Person or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Loan Parties.  For purposes of this Section, “Information” means all information received from the Loan Parties relating to such Loan Parties or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Loan Parties; provided that, in the case of information received from Borrower after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13.           Interest Rate Limitation.  It is the intention of the parties hereto to conform strictly to applicable interest, usury and criminal laws and, anything herein to the contrary notwithstanding, the obligations of Borrower and the Guarantors to a Lender or the Administrative Agent under this Agreement or any Loan Document shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to such Lender or Agent limiting rates of interest which may be charged or collected by such Lender or Agent.  Accordingly, if the transactions contemplated hereby or thereby would be illegal, unenforceable, usurious or criminal under laws applicable to a Lender or the Administrative Agent (including the laws of any jurisdiction whose laws may be mandatorily applicable to such Lender or Agent notwithstanding anything to the contrary in any Loan Document then, in that event, notwithstanding anything to the contrary in Loan Document, it is agreed as follows:

(a)           the provisions of this Section shall govern and control;

(b)           the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under this Agreement or any Loan Document or otherwise in connection with this Agreement or any Loan Document by such Lender or the Administrative Agent shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to each Lender and the

Administrative Agent herein called the “Highest Lawful Rate”), and any excess shall be cancelled automatically and if theretofore paid shall be credited to Borrower by such Lender or the Administrative Agent (or, if such consideration shall have been paid in full, such excess refunded to Borrower);

(c)           all sums paid, or agreed to be paid, to such Lender or the Administrative Agent for the use, forbearance and detention of the indebtedness of Borrower to such Lender or the Administrative Agent hereunder or under any Loan Document shall, to the extent permitted by laws applicable to such Lender or the Administrative Agent, as the case may be, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof;

(d)           if at any time the interest provided pursuant to this Section or any other clause of any Loan Document, together with any other fees or compensation payable pursuant to any Loan Document and deemed interest under laws applicable to such Lender or the Administrative Agent, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees or compensation to accrue to such Lender or the Administrative Agent pursuant to any Loan Document shall be limited, notwithstanding anything to the contrary in any Loan Document, to that amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lender or the Administrative Agent pursuant to any Loan Document below the Highest Lawful Rate until the total amount of interest accrued pursuant to any Loan Document, as the case may be, and such fees or compensation deemed to be interest equals the amount of interest which would have accrued to such Lender or Agent if a varying rate per annum equal to the interest provided pursuant to any other relevant Section hereof (other than this Section) or thereof, as applicable, had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section; and

(e)           with the intent that the rate of interest herein shall at all times be lawful, and if the receipt of any funds owing hereunder or under any other agreement related hereto (including any of the other Loan Documents) by such Lender or the Administrative Agent would cause such Lender to charge Borrower a criminal rate of interest, the Lenders and the Administrative Agent agree that they will not require the payment or receipt thereof or a portion thereof which would cause a criminal rate of interest to be charged by such Lender or the Administrative Agent, as applicable, and if received such affected Lender or the Administrative Agent will return such funds to Borrower so that the rate of interest paid by Borrower shall not exceed a criminal rate of interest from the date this Agreement was entered into.

SECTION 10.14.           NO ORAL AGREEMENTS.  THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 10.15.           USA Patriot Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Parent and its Subsidiaries, which information includes the name and address of Parent and any Subsidiaries and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Parent and its Subsidiaries in accordance with the Act, as applicable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LONE PINE RESOURCES INC.

By:	/s/ Timothy S. Granger
Name: Timothy S. Granger
Title: President & Chief Executive Officer

LONE PINE RESOURCES CANADA LTD.

By:	/s/ Shane K. Abel
Name: Shane K. Abel
Title: Vice President, Finance & Chief Financial Officer

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Administrative Agent and as a Lender

By:	/s/ Geraldine King
Name: Geraldine King
Title: Special Credits Senior Asset Manager

Signature Page to Credit Agreement

BANK OF MONTREAL, as a Lender

By:	/s/ Michael M. Johnson
Name: Michael M. Johnson
Title: Vice-President

By:
Name:
Title:

Signature Page to Credit Agreement

WELLS FARGO BANK, N.A., CANADIAN BRANCH, as a Lender

By:	/s/ David Foltz
Name:	David Foltz
Title:	Managing Director

By:
Name:
Title:

Signature Page to Credit Agreement

THE TORONTO-DOMINION BANK, as a Lender

By:	/s/ Debbi L. Brito
Name:	Debbi L. Brito
Title:	Authorized Signatory

By:
Name:
Title:

Signature Page to Credit Agreement

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Neel Chopra
Name:	Neel Chopra
Title:	Director

By:	/s/ John Pagazani
Name:	John Pagazani
Title:	Senior Manager

Signature Page to Credit Agreement

CANADIAN IMPERIAL BANK OF COMMERCE, as a Lender

By:	/s/ Supriya Sarin
Name:	Supriya Sarin
Title:	Senior Director

By:	/s/ Doug Brown
Name:	Doug Brown
Title:	Vice-President & Deputy

Signature Page to Credit Agreement

SCHEDULE 2.1

COMMITMENTS

Lender	Commitments
JPMorgan Chase Bank, N.A., Toronto Branch	C$	3,332,000
Bank of Montreal	C$	2,000,000
Wells Fargo Bank, N.A., Canadian Branch	C$	1,667,000
The Toronto-Dominion Bank	C$	1,167,000
The Bank of Nova Scotia	C$	1,167,000
Canadian Imperial Bank of Commerce	C$	667,000
TOTAL:	C$	10,000,000.00

SCHEDULE 3.9

SUBSIDIARIES; RESTRICTED SUBSIDIARIES

Name	Ownership Interest	Percentage of Ownership	Chief Executive Office	State/ Province of Organization	Principal Place of Business	Federal Taxpayer Identification/ Canadian Business Number
Lone Pine Resources Canada Ltd.	Lone Pine Resources Inc.	86.56%	Calgary	Alberta	Canada	208350801
	Wiser Oil Delaware, LLC	11.97%
	Wiser Delaware LLC	1.47%
Lone Pine Resources (Holdings) Inc.	Lone Pine Resources Canada Ltd.	100%	Calgary	Alberta	Canada	2014415679
Wiser Oil Delaware, LLC	Lone Pine Resources Inc.	100%	Calgary	Delaware	Canada	75-2699737
Wiser Delaware LLC	Lone Pine Resources Inc.	99%	Calgary	Delaware	Canada	75-2707365
	Wiser Oil Delaware, LLC	1%	Calgary	Delaware	Canada	75-2707365

All subsidiaries are restricted.

SCHEDULE 7.4

EXISTING INVESTMENTS

1.                                      Demand promissory note from the Borrower in favour of Lone Pine Resources (Holdings) Inc. in the aggregate principal amount of C$57 million

2.                                      Equity investment by Borrower in Lone Pine Resources (Holdings) Inc. (formerly Forest Oil Energy Corporation) — 5,700,100 common shares representing 100% of the outstanding shares of Lone Pine Resources (Holdings) Inc.

3.                                      Equity investment by Parent in Borrower — 1,823 Class A common shares representing 100% of the outstanding Class A common shares of Borrower and approximately 86.56% of the outstanding Borrower shares of any class

4.                                      Equity investment by Wiser I in Borrower — 31 Class B common shares representing approximately 10.95% of the outstanding Class B common shares of Borrower and approximately 1.47% of the outstanding Borrower shares of any class

5.                                      Equity investment by Wiser II in Borrower — 252 Class B common shares representing approximately 89.05% of the outstanding Class B common shares of Borrower and approximately 11.97% of the outstanding Borrower shares of any class

6.                                      Equity investment by Parent in Wiser II — 100% of the membership interests in Wiser II

7.                                      Equity investment by Parent in Wiser I — 99% of the membership interests in Wiser I

8.                                      Equity investment by Wiser II in Wiser I — 1% of the membership interests in Wiser I